March 8, 2010

Taberna Capital Management, LLC,
as Collateral Manager for the holders of the Preferred Securities
450 Park Avenue, Floor 11
New York, New York  10022
Attention: Michael A. Fralin, Managing Director

Re: Desert Capital REIT, Inc. (“DCR”) Junior Subordinated Notes dated June 16, 2006 (as amended, the “Notes”)

Ladies and Gentlemen:

Reference is hereby made to the Notes and that certain Junior Subordinated Indenture dated June 16, 2006 between DCR and The Bank of New York Mellon Trust Company, National Association (formerly known as JPMorgan Chase Bank, National Association), as Trustee, as the same has been amended (the “Indenture”).  All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Indenture.  Taberna Capital Management, LLC, is the collateral manager for various CDO vehicles which beneficially own 100% of the preferred securities backed by the Notes (“Taberna”).

DCR desires to restructure the obligations under the Notes and has requested that Taberna agree not to take certain actions, as provided in this Agreement, and agree not to exercise rights or remedies against DCR.  Taberna is agreeable not to take certain actions as provided in this Agreement, subject to the terms set forth in this Agreement, and with the understanding that (i) such agreement shall not prejudice or delay any aspect of Taberna’s remedies other than as expressly herein agreed, and (ii) Taberna does not waive any default or Event of Default which may occur under the Indenture.  In furtherance of its desire to restructure the obligations under the Notes and in consideration of Taberna’s agreement not to take certain actions as provided in this Agreement, DCR has agreed to pay to Taberna in immediately available funds, within one (1) business day after DCR receives a counterpart of this Agreement duly executed by Taberna, an amount equal to $394,329.17 (the “Payment”), which amount represents accrued and unpaid interest on the Notes in the amount of $344,329.17 and legal and other costs and expenses in the amount of $50,000.

NOW, THEREFORE, for and in consideration of the Payment and the other matters set forth above, satisfaction of conditions set forth herein, the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCR and Taberna agree as follows.

AGREEMENT:

1.           Agreement by Taberna.  Subject to the other terms set forth in this Agreement, Taberna hereby agrees that until the Standstill Termination (hereinafter defined), Taberna shall standstill and refrain from (i) commencing any action or proceeding against DCR, at law or in equity, or any action or proceeding to collect or enforce payment of any portion of the indebtedness evidenced by the Notes or under the Indenture, (ii) bringing any action or proceeding seeking appointment of a receiver or any similar relief or action, and (iii) seeking any other remedy or relief whatsoever against DCR under the Indenture, the Notes, at law, or in equity or otherwise  as a result of any default or Event of Default existing on the date hereof.

2.           Termination of Standstill.  As used herein, the term “Standstill Termination” means the earlier to occur of (i) the date upon which Taberna gives DCR a written notice describing the occurrence of the Termination Event (hereinafter defined), (ii) the commencement of a case under any bankruptcy, receivership, moratorium, conservatorship or similar action by or against DCR (provided, however, that if such case is an involuntary case, only if DCR does not, within sixty (60) days after such case is instituted, obtain the dismissal of such involuntary case), or (iii) the commencement of any action or proceeding against Taberna by DCR.  As used herein, the term “Termination Event” means that (a) DCR shall fail to make the Payment as provided in this Agreement, (b) DCR shall fail to make a payment to Taberna on or before March 31, 2010 in the amount of $328,181.63, which constitutes the scheduled payment of accrued and unpaid interest due on the Notes that was due on January 30, 2010, and (c) DCR shall fail to make any subsequent scheduled payment of accrued and unpaid interest due on the Notes when due under the terms of the Indenture (including any grace period thereunder).  By acceptance of each such  payment, Taberna hereby agrees to apply $344,329.17 of the amount described in clause (a) and the entire amount of the payments described in clauses (b) and (c) of the immediately preceding sentence to accrued and unpaid interest due and payable on the Notes.  Taberna agrees to apply $50,000 of the amount described in clause (a) of the immediately preceding sentence to Taberna’s legal and other costs and expenses.

3.           Confidentiality.  In furtherance of restructuring and settlement discussions between DCR and Taberna, pursuant to Rule 408 of the Federal Rules of Evidence, DCR has provided and agreed to provide Taberna with certain material non-public confidential financial and other information (collectively, the “Confidential Information”). Taberna’s acceptance and receipt of the Confidential Information, whether oral or written, constitutes the agreement by Taberna to receive and maintain all such Confidential Information in strict confidence and, without the prior written consent of DCR, not disclose such information to any person, except (a) as may be required by applicable law (by oral questions, interrogatories, requests for information or documents, regulation, subpoena, civil or criminal investigative demand, or similar process), or (b) for its officers, directors, employees, agents, consultants, attorneys, investors, trustees and other representatives who (i) require such information for the purpose of restructuring the indebtedness evidenced by the Notes or settlement negotiations, (ii) are informed by Taberna of the confidential nature of the Confidential Information and its obligations under this Agreement, and (iii) are made by Taberna subject to or otherwise agree to the confidentiality terms hereof or other terms that are at least as stringent as those set forth herein.  Taberna hereby further agrees not to use such confidential information to the detriment of DCR or for any reason or purpose  and shall not use such Confidential Information for any purpose other than in connection with the activities or transactions contemplated hereby.   In providing such information to Taberna, DCR does not waive any rights with respect to the information, including any rights arising from any misuse of the information by Taberna or its representatives or affiliates.  In the event that Taberna is legally compelled to make any disclosure otherwise prohibited by this Agreement, Taberna agrees to give DCR prompt notice of such legal proceedings so DCR may (i) seek an appropriate protective order or other appropriate relief, or (ii) waive compliance with the provisions of this Agreement.

4.           Authority.  Each of the parties hereto hereby represents and warrants to the other party that it has the power and authority to execute and deliver this Agreement and to perform its terms.  Each party has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement as contemplated herein.  This Agreement constitutes the legal, valid and binding obligation of each party hereto and is enforceable against each such party in accordance with its terms, except as enforceability may be limited by insolvency, reorganization, bankruptcy, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity.

5.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6.           Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same agreement among the parties.

7.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any and all previous oral or written discussions regarding the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date set forth on Page 1 hereof.

DESERT CAPITAL REIT, INC.

By:   /s/  Todd B. Parriott
Todd B. Parriott
Chief Executive Officer

TABERNA CAPITAL MANAGEMENT, LLC,
as Collateral Manager for the holders of the Preferred Securities

By:   /s/  Michael A. Fralin
                    Michael A. Fralin
Managing Director